UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2005

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

In December 2000, we entered into a collaboration agreement with Kraft Foods Global, Inc., a global leader in branded foods and beverages. On April 29, 2005, we amended the agreement to expand and extend the collaborative research phase. On July 29, 2005, we further amended the agreement to extend the collaborative research phase for an additional two years through July 2007.  During the extension period, we will continue working with Kraft Foods on the discovery and development of novel flavor modifiers on an exclusive basis in a specified product field in the dessert product category and on a co-exclusive basis in an existing specified food and beverage product field.  Under the terms of the extension, Kraft Foods has agreed to pay us incremental discovery and development funding of over $2.7 million over the two-year extension period. Upon commercialization, we will be entitled to royalty payments based on sales of Kraft products containing any flavor enhancers developed under the agreement.

We intend to file the amendment with the Securities and Exchange Commission in the future and will seek confidential treatment for certain material terms of the amendment at such time.  The press release dated July 29, 2005 announcing our entry into the amendment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(c) Exhibits.

99.1         Press release of Senomyx, Inc. dated July 29, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ JOHN POYHONEN
John Poyhonen
Vice President and Chief Financial
and Business Officer

Date: July 29, 2005

INDEX TO EXHIBITS

99.1         Press release of Senomyx, Inc. dated July 29, 2005.